SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2019

AMERICAN CANNABIS COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	Commission File Number 000-26108	90-1116625 (I.R.S. Employer Identification Number)

5690 Logan St # A, Denver, Colorado 80216

(Address of Principal Executive Offices and Zip Code)

(303) 974-4770

(Issuer's telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On December 31, 2019, the Registrant appointed David M. Godfrey, age 64, as its Principal Financial Officer and Principal Accounting Officer. Mr. Godfrey does not have a family relationship with any director, executive officer, or person nominated or chosen by the Registrant to become a director or executive officer.

Since the beginning of the Registrant's last fiscal year to the effective date of Mr. Godfrey’s appointment, Mr. Godfrey has not been a participant, nor has he had any direct or indirect material interest in any transaction in which the Company was or is to be a participant, where the amount involved exceeded $120,000.

Mr. Godfrey agreed to render services as Principal Financial Officer and Principal Accounting Officer to the Registrant, and the Registrant agreed to compensate Mr. Godfrey with an annual salary of $80,000.00, a 25,000 share signing bonus, and 25,000 shares of common stock for services rendered in 2019, deemed earned as of December 31, 2019. The Registrant also agreed to issue to Mr. Godfrey an additional 25,000 shares of common stock upon the one year anniversary of the engagement, which terminates on December 31, 2020.

Mr. Godfrey holds a Bachelor of Arts in Finance and Business awarded by Wichita State University, Wichita, Kansas. Mr. Godfrey was licensed and practiced as a certified public accountant from 1979 through 1984.

From 2019 until his appointment with the Registrant, Mr. Godfrey was a consultant to Clifton Larson & Allen, a Certified Public Accounting firm in Denver, CO, and the Registrant’s Vice-President of Finance.

From 2015 to 2019 Mr. Godfrey was Vice President of Finance and Controller of Mac Acquisitions, LLC that operated Romano’s Macaroni Grill/Sullivan’s Steakhouse Denver, CO, where Mr. Godfrey supervised the financial information, reporting and infrastructure for a 130 plus restaurant units throughout United States, Dubai, Mexico, Japan and Germany; changed the accounting infrastructure from a third party provider and brought it in-house accounting, imaging, and reconciliations systems, saving over $500k in cash flow; and, developed Business Intelligence reporting system with Synergy Suites for data warehousing, data mining of operations daily financial data.

From 2012 through 2015, Mr. Godfrey was Corporate Controller of A’GACI, LLC San Antonio, TX , where he oversaw the financial information, reporting and infrastructure for a 50 plus unit Retail Apparel Company with locations in Texas, Tennessee, Florida, New York, Illinois, New Mexico Puerto Rico, Mexico and California.

From 2011-2012, Mr. Godfrey was Vice President of Finance of Emerald Foods, Houston, TX. Mr. Godfrey was responsible for the oversight of financial information, reporting and infrastructure for a 75 unit Wendy’s franchise, with locations in Texas and Louisiana. From 1999 to 2010, Mr. Godfrey was Chief Financial Officer for Palo Alto, Inc., Denver, CO, where he developed financial reporting standards for over 135 Multi Brand (YUM Brands) restaurants in multi states, with over $130 million in Gross Sales.

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.01 Changes in Registrant’s Certifying Accountant.

(a) On January 1, 2020, the Registrant dismissed L&L CPAs as the Registrant’s independent accountant. L&L CPAs report on the Registrant’s financial statements for either of the past two years did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

The decision to dismiss L&L CPAs was approved by the Registrant’s board of directors.

During the Registrant's two most recent fiscal years, and any subsequent interim period preceding dismissal, there were no disagreements with L&L CPAs on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of L&L CPAs, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

The Registrant provided L&L CPAs with a copy of its disclosures on this Form 8-K. Included herewith as an exhibit is L&L CPAs response required by Item 304(a)(3) of Regulation S-K.

(b) On December 31, 2019, the Registrant engaged Hall & Co. as its principal accountant to audit the Registrant’s financial statements. During the Registrant's two most recent fiscal years, and any subsequent interim period prior to engaging Hall & Co., neither the Registrant (nor someone on its behalf) consulted Hall & Co. regarding: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the registrant's financial statements, and either a written report was provided to the registrant or oral advice was provided that the Hall & Co. concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Title	Filed Herewith
16.1	Correspondence from L&L CPAs dated January 15, 2020	X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated January 15, 2020

AMERICAN CANNABIS COMPANY, INC.

(Registrant)

By: /s/ Terry Buffalo

Terry Buffalo

Principal Executive Officer